Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2006, with respect to the financial statements of Williams Partners L.P., and our report dated February 27, 2006, with respect to the balance sheet of Williams Partners GP LLC, included in the Registration Statement (Amendment No. 2 to Form S-1 (Commission File No. 333-133065)) and related prospectus of Williams Partners L.P. for the registration of 7,590,000 common units representing limited partner interests.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
June 6, 2006